EXHIBIT 10.5

August 3, 2005

Mr. Francis R. Biscan Jr.

President & CEO

American Stellar Energy Inc.

Re:  Option Agreement on the San Miguel Groupings, near Temoris, Chihuahua, Mexico between Amermin S.A. de C.V., a 97% owned subsidiary of American Stellar Energy, Inc. and Paramount Gold Mining Corp. in trust for a Mexican subsidiary to be created at a later date (Paramount). The San Miguel Groupings are approximately 800 acres and are  known as Santa Clara, Las Tres S.S.S.,  San Luis, El Carmen, Swanick, Sangre De Cristo, Las Tres B.B.B., Guadalupe De Los Reyes, San Juan, El Rosario, San Miguel (Head of group) and Empalme.

Dear Mr. Biscan;

We are pleased to present the following terms regarding the San Miguel Groupings.

Terms:

1.

Upon the signing of this Agreement, Paramount agrees to purchase 35% of American Stellar Energy’s interests in the San Miguel Groupings by completing the following;

a) Make a non-refundable payment of US$50,000.00, coinciding with the signing of this Agreement (the payment will be refundable if a satisfactory title search is not secured by Paramount from American Stellar by August 17, 2005);

b) Make a payment of US$250,000.00 by August 18th 2005, to purchase 25% of American Stellar Energy’s interests in the San Miguel Groupings;

c) Make a payment of US$100,000.00 by November 18th, 2005; to increase the purchase to 35% of American Stellar Energy’s interests in the San Miguel Groupings and;

d) Paramount must issue to American Stellar 300,000 Rule 144 restricted common shares

Upon signing of this Agreement, American Stellar agrees to:

a) Make available a certified copy of title for the San Miguel Groupings as soon as one is received or no later then August 17th, 2005.

2.

Paramount agrees to make its earned percentage of all property payments and any other payments deemed necessary to maintain the properties and keep in good standing the full interest in the San Miguel Groupings and continue to make these payments as long as the Joint Venture outlined in this agreement is in effect. Payments will be escrowed for payment at least 14 days before payment is due.

3.

Paramount will make an additional payment of US $50,000.00 or an equivalent value of Paramount shares on every anniversary date of this agreement to maintain its interests earned, and to keep the Joint Venture in good standing.

4.

Paramount may increase its interest in the San Miguel project to 55% thereby reducing American Stellar Energy's interest in the San Miguel Groupings to 45%, after the following conditions have been met:

a.

Paramount spends an additional US$1 million on exploration and development within 18 months of the date this agreement is signed. American Stellar agrees that Paramount will be the operator overseeing the additional US$1 million expenditure; however, American Stellar Energy may have it representatives on location at any and all times to observe all operations, and may audit expenditures as necessary.

b.

Once Paramount has notified American Stellar Energy in writing, along with supporting documents, that it has spent US$1 million in exploration work on San Miguel, the Joint Venture Partners agree to enter into a standard joint venture agreement by which it will have a 55% working interest in the San Miguel project and American Stellar will own a 45% interest. At this point, Paramount is to be appointed operator of the joint venture and will remain the operator as long as it maintains it’s 55% participation in the joint venture by paying it’s proportionate share of expenses and property payments or decides to withdraw from such responsibility; and

c.

Paramount issues to American Stellar an additional 200,000 Rule 144 restricted common shares.

     5.  A standard dilution clause will apply in case one of the partners decides not to  participate financially for its proportionate share in any exploration or development program submitted by the operator. Should the operator decide not to present any exploration or development programs, the other party can present one and become the operator.

As a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the San Miguel Groupings:

1

Paramount: US$1,300,000 (representing its 55% interest); and

2

American Stellar: US$1,063,000 (representing its 45% interest).

Once a participant has been diluted to a 20% interest, this interest will automatically convert into a 2% N.S.R. and the joint venture agreement will become null and void. At any time, the 2% NSR can be reduced to 1% by any partner in exchange for a US$500,000 payment;

6.   Each party, as long as their original participation is maintained, will have one vote each in the decisions of the joint venture management committee. An arbitration clause will be included in case of disagreement;

7.  It is also agreed that Paramount has an option to increase its interest in the San Miguel groupings to 70% thereby reducing American Stellar Energy's interest in the San Miguel groupings to 30%, on the following conditions:

a.

Paramount spends an additional US$1.5 million over and above the US$1.0 million expenditures outlined in 4(a) above on exploration and development within 30 months of the date this agreement is signed. American Stellar agrees that Paramount will remain as operator overseeing the US$1.5 million expenditure; however, American Stellar may have it representatives on location at any and all times to observe all operations, and may audit expenditures by Paramount as necessary.

b. Paramount issues to American Stellar 200,000 Rule 144 restricted common shares; and

            c. Paramount agrees that after it has earned its 70%, American Stellar Energy will receive 90 days, from the date of approval of any exploration budget, to pay its proportionate share of actual expenditures.

The dilution clause in term #5 will be revised upon Paramount increasing its interests to 70%, and as a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the San Miguel Groupings:

1

Paramount: US$2,800,000 (representing its 70% interest); and

2

American Stellar: US$1,200,000 (representing its 30% interest).

8. Paramount agrees that during its earn-in period and any time thereafter, American Stellar is allowed to mine ore from the San Miguel Groupings at a daily rate no greater than 75 tons per day. Any revenues, net of operating costs, derived from mining ore at the San Miguel groupings will be divided between Paramount and American Stellar based on each partner's earned interest at that time.

9. American Stellar agrees that Paramount will have the right to process ore outlined above in #8, at the La Currita Mill at a minimum rate of 75 tons per day. Tonnage allowance will be subject to ore that has been delivered to the mill and the availability of an operational Mill. Paramount agrees to pay ore processing fees to American Stellar at a rate equal to the actual milling costs per ton plus 10% of the net smelter proceeds. American Stellar agrees that Paramount will have the first right of refusal to participate in any mill improvements that will increase the daily capacity of the La Currita mill operation, therefore increasing Paramount’s minimum rate (75 tpd) proportionally.

10.  Should Paramount decide not to pursue exploration efforts, then Paramount will cease to be the operator. In such a case, Paramount will continue to hold its earned interest in the San Miguel Groupings and all portions of this agreement shall remain in effect and binding on each party;

 11.  Either party in the joint venture shall have first right of refusal on the sale of any portion of its interest in the San Miguel Groupings to a third party for 30 days from the date of notification.

Subject to any disclosure requirements as promulgated by the Securities and Exchange Commission, the parties agree to consult each other and agree on joint news releases in the event of any public disclosure.

The parties mutually understand that, subject to the conditions contained herein, this letter constitutes a binding agreement.

Please indicate your concurrence with the foregoing by affixing your signature below, and thereafter transmitting such executed copy in the manner heretofore described.

DATED this 3rd day of August, 2005

Per: /s/ Christopher Crupi

Christopher Crupi, CA

Director

Paramount Gold Mining Corp.

DATED this 3rd day of August, 2005

Per: /s/ Francis R. Biscan, Jr.

Francis R. Biscan Jr.

President & CEO

American Stellar Energy, Inc.

DATED this 3rd day of August, 2005

Per: /s/ Ramiro Trevizo Ledesma

Ramiro Trevizo Ledezma

Amermin S.A. De C.V.

Tara Gold San Miguel JV Final 8-3-05 rec. 1-26-07

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